UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 16, 2011

Codexis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive
Redwood City, CA 94063	94063
(Address of Principal Executive Offices)	(Zip Code)

(650) 421-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 16, 2011, Codexis, Inc. (the “Company”) entered into a Fifth Amendment to Lease (the “Fifth Amendment”) with Metropolitan Life Insurance Company (“MetLife”) with respect to the Company’s offices located at 200 and 220 Penobscot Drive, Redwood City, California (the “Penobscot Space”), 400 Penobscot Drive, Redwood City, California (the “Building 2 Space”) and 640 Galveston Drive, Redwood City, California (the “Galveston Space”), and with respect to approximately 29,921 square feet of additional space located at 101 Saginaw Drive, Redwood City, California (the “Saginaw Space”). The initial lease was entered into between the Company and MetLife in October 2003 and was subsequently amended by the First Amendment to Lease, dated June 1, 2004, the Second Amendment to Lease, dated March 9, 2007, the Third Amendment to Lease, dated March 31, 2008, and the Fourth Amendment to Lease, dated September 17, 2010 (as amended, the “Lease”).

The Fifth Amendment is effective as of February 1, 2011 and extends the term of the lease of the Penobscot Space, which expired on January 31, 2011, and of the Building 2 Space, which was to expire on March 31, 2013, in each case to January 31, 2020, unless terminated earlier pursuant to the terms of the Lease. The Company’s monthly base rent payment obligation for the Penobscot Space and the Building 2 Space will begin at approximately $136,788 per month and increase by 3% on each anniversary of the effective date of the Fifth Amendment. Notwithstanding the foregoing, so long as the Company does not default on the Lease for non-payment of rent during the extended term of the lease of the Penobscot Space and the Building 2 Space, the monthly base rent payable for February and March 2011 will be abated.

The Fifth Amendment also provides for the Company to lease the Saginaw Space, starting on the date that MetLife tenders possession of the Saginaw Space to the Company in the condition described by the Fifth Amendment (the “Saginaw Start Date”) and expiring on January 31, 2020, unless terminated earlier pursuant to the terms of the Lease. The Company’s monthly base rent payment obligation for the Saginaw Space commences 60 days after the Saginaw Start Date (the “Saginaw Rent Start Date”), at which time the Company will begin paying approximately $49,370 per month. The monthly base rent for the Saginaw Space will increase by 3% on each anniversary of the Saginaw Rent Start Date. Notwithstanding the foregoing, so long as the Company does not default on the Lease for non-payment of rent during the term of the lease of the Saginaw Space, the monthly base rent payable for the first two months following the Saginaw Rent Start Date will be abated.

The Company has also received a $2,425,050 tenant improvement allowance for the Penobscot Space, the Building 2 Space and the Saginaw Space, plus additional special allowances for certain HVAC costs. A portion of the tenant improvement allowance may be utilized by the Company to pay costs for furniture, furnishings and equipment.

Pursuant to the Fifth Amendment, the Company is required to surrender the Galveston Space within 90 days following the Saginaw Rent Start Date. The lease on the Galveston Space was previously set to expire on April 30, 2012. The Fifth Amendment also increased the letter of credit to be provided by the Company in lieu of a security deposit under the Lease to $707,456.

Under the Fifth Amendment, the Company has two consecutive options to extend the term of the Lease, as it relates to the Penobscot Space, the Building 2 Space and the Saginaw Space, for an additional period of five years per option (each such period, an “Option Term”). Rent for each Option Term will be the greater of (a) the rate applicable for the last full month of the preceding term and (b) the prevailing market rate for the premises as determined in good faith by MetLife. The security deposit may increase to equal the highest installment of monthly base rent for the Option Term, if such amount is greater than the amount of security deposit theretofore required.

The foregoing is only a summary of the material terms of the Fifth Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Fifth Amendment that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2011

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Name:	Douglas T. Sheehy
Title:	Senior Vice President, General Counsel and Secretary